Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       DOUBLE EAGLE PETROLEUM AND MINING CO.
            -------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Wyoming
                      -----------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   83-0214692
                    ----------------------------------------
                      (I.R.S. Employer Identification No.)

                       777 Overland Trail (P.O. Box 766)
                             Casper, Wyoming 82602
                                (307) 237-9330
            -------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                          Stephen H. Hollis, President
                     Double Eagle Petroleum And Mining Co.
                       777 Overland Trail (P.O. Box 766)
                             Casper, Wyoming 82602
                                (307) 237-9330
            -------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                   Copies to:
                           Alan L. Talesnick, Esquire
                           Francis B. Barron, Esquire
                                Patton Boggs LLP
                        1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776

                              --------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement Ifrdeliveryeofftheiprospectus_is_expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                        Proposed
Title of each class                 Proposed maximum     maximum
of securities to be  Amount to be    offering price     aggregate      Amount of
    registered        registered       per share     offering price  registration
                                                                          fee



Common Stock            374,750         $2.25(1)        $843,188         $234


Common Stock,
issuable upon
exercise of
warrants to
purchase
Common Stock            374,750          $1.375         $515,281         $143


Common Stock,
issuable upon
exercise of options
to purchase              36,500         $1.375           $50,188          $14

TOTAL Stock             786,000                       $1,408,657         $391

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based upon the average of the bid and asked prices of the Company's Common Stock as reported on the Nasdaq SmallCap Stock Market on August 11, 1999, which is within five business days of the date of filing (August 16, 1999).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  PRELIMINARY PROSPECTUS DATED AUGUST 16, 1999
                             SUBJECT TO COMPLETION

                                                             SELLING SHAREHOLDER
                                                                      PROSPECTUS
                     DOUBLE EAGLE PETROLEUM AND MINING CO.
                         786,000 Shares Of Common Stock

     This Prospectus relates to the transfer of up to 786,000 shares of Common Stock of Double Eagle Mining And Petroleum Co. by the selling shareholders identified in this prospectus. The Company will not receive any of the proceeds from the sale of these shares. These shares consist of the following:

 .        Up to 374,750 shares of Common Stock acquired by the selling shareholders pursuant to a private placement exempt from registration pursuant to federal and state securities laws.
 .        Up to 374,750 shares of Common Stock that may be issued to certain selling shareholders when they exercise warrants to purchase Common Stock. The warrants were acquired by the selling shareholders in the same private placement described above.
 .        Up to 36,500 shares of Common Stock that may be issued to a selling shareholder, who also is a director of the Company, when he exercises options to purchase Common Stock. The options were issued pursuant to a services agreement between the selling shareholder and the Company.

     The selling shareholders have not entered into any underwriting arrangements. The prices at which the selling shareholders sell the Common Stock may be the market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices. Brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Common Stock. The selling shareholders may transfer some or all of the Common Stock in exchange for consideration other than cash, or for no consideration, in the selling shareholders' sole discretion. This prospectus may be used by the selling shareholders to transfer the Common Stock to transfer the Common Stock to affiliates of the selling shareholders.

     The Common Stock is listed on the Nasdaq SmallCap Stock Market under the symbol "DBLE". On August 11, 1999, the closing sale price of the Common Stock was $2.125 per share.

     Investing in the Common Stock involves certain risks. See the "RISK FACTORS" section beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is          , 1999
                                                ---------

                               PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. It may not be complete and may not contain all the information that you should consider before investing in the Common Stock. You should read this entire prospectus carefully, including the "RISK FACTORS" section.

The Company            The Company explores for, develops, produces and
                       sells crude oil and natural gas.  The Company
                       concentrates its activities in areas in which it
                       believes it has accumulated detailed geologic
                       knowledge and developed significant management
                       experience.  The Company's current areas of
                       exploration and development are focused in the
                       Moxa Arch in southwestern Wyoming, the Powder
                       River Basin in northeastern Wyoming, the Washakie
                       Basin in south central Wyoming, the, Wind River
                       Basin in central Wyoming, and the Christmas
                       Meadows area in northeastern Utah.  The Company
                       currently owns interests in a total of 239 gross,
                       5.34 net, producing wells.

Recent Developments    For the year ended August 31, 1998, oil
                       constituted approximately 18 percent and natural
                       gas constituted approximately 82 percent of the
                       Company's production (calculating six Mcf of gas
                       production as equal to one barrel of oil
                       production).  The Company also has undeveloped
                       acreage in other basins and is evaluating the
                       possibility of additional activity in other areas.

                       In December 1998, the Company issued 374,750 shares of Common Stock, together with Warrants to purchase 374,750 shares of Common Stock, in a private placement to the selling shareholders.
                       The Warrants are convertible into the Company's
                       Common Stock at an exercise price of $1.375 per share until October 16, 2003, after which they will expire. This prospectus will be used by the selling shareholders to sell the Common Stock that they received in the private placement or that they may receive after exercise of the Warrants.
                       The Warrants are different than the Common Stock purchase Warrants that the Company sold in a Public Offering in December 1996.

                       In October 1998, the Company issued options to purchase 36,500,shares of Common Stock, at an exercise price of $1.375 per share, to Thomas J.
                       Vessels in connection with a services agreement between the Company and Mr. Vessels. Mr. Vessels subsequently was elected to serve as a director of the Company pursuant to that services agreement.
                       In December 1998, Mr. Vessels also purchased
                       76,750 shares of Common Stock and 76,750 Warrants in the private placement described in the preceding paragraph. This prospectus also will be used by Mr. Vessels to sell the Common Stock that he may receive upon exercise of those options.

Strategy The Company's strategy is to increase its cash flow and oil and gas reserves by developing and marketing oil and gas prospects. Upon marketing a prospect to another entity, the Company will attempt to receive a promoted or carried interest in the initial well for the prospect. The Company then will participate proportionately in the drilling of any development wells on the prospect.
                       In prior years, the Company has undertaken to assemble a large acreage position and sell it to others while retaining a royalty position. By attempting to direct its focus to generation of geologic prospects with a promoted interest at the exploratory phase and a participating interest at the development stage, the Company will be utilizing more resources for drilling rather than for lease acquisition. In this manner, the Company believes that in a shorter time period it will be exposed to a greater number of opportunities to increase reserves and cash flow.

The Offering           The selling shareholders may sell a total of
                       786,000 shares of Common Stock.  These shares
                       consist of the following:

                       . Up to 374,750 shares of Common Stock acquired
                         by the selling shareholders pursuant to a private placement exempt from registration pursuant to federal and state securities laws.
                       . Up to 374,750 shares of Common Stock that may
                         be issued to the selling shareholders when they exercise warrants to purchase Common Stock.
                         The warrants were acquired by the selling shareholders in the same private placement described above.
                       . Up to 36,500 shares of Common Stock that may be
                         issued to a selling shareholder, who also is a director of the Company, when he exercises options to purchase Common Stock. The options were issued pursuant to a services agreement between that selling shareholder and the Company.

                       The Common Stock may be sold at market prices or other negotiated prices. In addition, the selling shareholders may, in their sole discretion, transfer the Common Stock in exchange for consideration other than cash or for no consideration. The selling shareholders have not entered into any underwriting arrangements for the sale of the shares. The Common Stock may be transferred to affiliates of the selling shareholders pursuant to this prospectus. See, "SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION".

                       The Company will not receive any proceeds from the sale of Common Stock by the selling shareholders.

Company Offices        The Company's offices are located at 777 Overland
                       Trail (P.O. Box 766), Casper, Wyoming 82602,
                       telephone number (307) 237-9330.

                                  RISK FACTORS

     THE PURCHASE OF SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE PURCHASING COMMON STOCK, YOU SHOULD READ THIS ENTIRE PROSPECTUS AND CONSIDER THE FOLLOWING FACTORS CONCERNING THE COMPANY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

Past Operating Losses

     The Company has reported net losses for four of its past six fiscal years, including losses of $420,278 in 1998, $21,143 in 1996, $341,616 in 1994, and
$76,421 in 1993. In addition, without considering net proceeds from sales of properties, the Company had net losses before taxes of $514,297 in 1998, $19,820 in 1997, $139,638 in 1996, $387,583 in 1995, $350,088 in 1994, and $213,500 in
1993. There is no assurance that the Company's current or future operations will be profitable.

Dependence on Key Employee

The Company is highly dependent on the services of Stephen H. Hollis, the Chairman Of The Board and Chief Executive Officer of the Company. The loss of Mr. Hollis could have a material adverse effect on the Company. The Company does not carry "key man" life insurance on Mr. Hollis.

Fluctuating And Depressed Oil And Gas Prices; Unpredictability Of Future Prices

     The Company's revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas. Oil and gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. In addition, sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company.

Marketability Of Production

     The marketability of the Company's oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial because production. The availability of markets is beyond the control ofthe Company and thus represents a significant risk.

Uncertainty Of Obtaining Additional Reserves

     The Company's revenues also depend on whether it acquires or finds additional reserves. Unless the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. There is no assurance that the Company's planned exploration and development projects will result in significant additional reserves or that the Company will have future success in drilling productive wells at low reserve replacement costs.

Choice Of Accounting Method

     The Company uses the "successful efforts" method for capitalizing costs of completed oil and gas wells. Under the successful efforts method, only the costs attributable to successful exploratory wells and the costs of development wells within a producing field are reflected in property and equipment. Producing and non-producing properties are evaluated periodically and, if conditions warrant, an impairment allowance is provided. The impairment allowance is a one-time charge to earnings which does not impact cash flow from operating activities, but that may result in a negative impression in the investment community and lower stock prices.

Competition

    The Company competes against numerous other oil and natural gas companies, many of which may have substantially larger financial and other resources. Any additional assets held by competitors that are not available to the Company could enable the competitors to more effectively compete with the Company for exploration and development projects.

General Risks Of Oil And Gas Operations

     The nature of the oil and gas business involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses to the Company. The Company maintains insurance against some, but not all, of these risks. Management of the Company believes that the level of insurance against these risks is reasonable and is in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on the Company's financial position.

Government Regulation And Environmental Risks

     The production and sale of oil and gas are subject to a variety of federal, state and local government regulations. These include regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, and the unitization and pooling of properties. Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering the Company's operations are subject to change at any time, and despite the Company's belief that it is in substantial compliance with applicable environmental and other government laws and regulations, there is no assurance that significant costs for compliance will not be incurred in the future.

Taxes

     The federal, state and local governments in which the Company operates all impose taxes on the oil and gas products sold by the Company. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals.
There can be no certainty that any such measure will be passed or what its effect will be on oil and natural gas prices if it is passed. In addition, many states have raised state taxes on energy sources and additional increases may occur, although there can be no certainty of the effect that increases in state energy taxes would have on oil and natural gas prices.

Equity Ownership By Directors And Officers

     As of May 3, 1999, the Company's current officers and directors as a group, together with their affiliates, owned approximately 23.7 percent of the outstanding Common Stock.

Estimates of Reserves And Future Net Revenues; No Review By Independent Engineer

     The documents incorporated by reference into this Prospectus contain estimates of the Company's reserves and of future net revenues. These documents were prepared by the Company and have not been reviewed by an independent petroleum engineer. The estimates of reserves and future net earnings are not exact and are based on many variable and uncertain factors; therefore, the estimates may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the estimated amounts. In addition, estimates of reserves also are extremely sensitive to the market prices for oil and gas.

Inactive Trading Of The Common Stock; Possible Volatility Of Stock Price

     There is a limited market for the Common Stock and an investor cannot expect to liquidate his investment regardless of the necessity of doing so. There is no assurance that the market will be sustained or will expand. Investors should recognize the illiquidity of an investment in the Common Stock. The prices of the Company's securities are highly volatile. Due to the low price of the securities, many brokerage firms may not effect transactions and may not deal with low priced securities as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for the Company's securities. In addition, there is no assurance that an investor will be in a position to borrow funds using the Company's securities as collateral.

                        OFFERING BY SELLING SHAREHOLDERS

     The Company is registering the transfer by the selling shareholders of up to 786,000 shares of Common Stock. These shares consist of the following:

 .        Up to 374,750 shares of Common Stock acquired by the selling shareholders pursuant to a private placement exempt from registration pursuant to federal and state securities laws.
 .        Up to 374,750 shares of Common Stock that may be issued to the selling shareholders when they exercise warrants to purchase Common Stock for $1.375 per share until October 16, 2003. The warrants were acquired by the Selling Shareholders in the same private placement described above.
 .        Up to 36,500 shares of Common Stock that may be issued to a selling shareholder, who also is a director of the Company, when he exercises options to purchase Common Stock for $1.375 per share until October 16, 2001.

     The selling shareholders may sell their Common Stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, the selling shareholders may transfer the Common Stock in exchange for consideration other than cash, or for no consideration, as determined by the selling shareholders in their sole discretion. The Company will not receive any proceeds from the sale of Common Stock by the selling shareholders although the

Company will receive the exercise price of $1.375 per share for the warrants to purchase 374,750 shares and the options to purchase 36,500 shares described above if those warrants and options are exercised. This prospectus also may be used by the selling shareholders to transfer shares of the Common Stock to affiliates of the selling shareholders. Additionally, agents, brokers or dealers or other lenders may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in that capacity. The selling shareholders informed the Company that they do not have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and intend to contact various broker/dealers to identify prospective purchasers. Brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Common Stock.

     Thomas J. Vessels ("Vessels"), one of the selling shareholders, entered into a Services Agreement with the Company effective as of October 16, 1998. The Services Agreement includes the following terms: (A) Vessels will provide consulting services to the Company, including identification of potential oil and gas transactions and acquisitions, (B) the agreement will expire on January 31, 2000, unless earlier terminated, (C) Vessels will be paid $12,000 per year during the term of the agreement to cover travel and other expenses related to his consulting services, (D) the Company immediately will issue to Vessels options (the "Options") to purchase up to 36,500 shares of the Company's Common Stock (the "Option Shares"), (E) the Options will be exercisable at $1.375 per share, and will expire on October 16, 2001, (F) the agreement may be terminated by either the Company or Vessels without cause upon written notice to the other party, provided however, that if the Company terminates the agreement for cause it shall have the right to participate in any transactions which Vessels actually knew of at the time of termination, regardless of whether those transaction were previously disclosed to the Company, and (G) Mr. Vessels will be elected as a director of the Company. Mr. Vessels subsequently was elected as a director of the Company in January 1999.

     The following table sets forth the names of the selling shareholders, the number of shares of Common Stock owned by the selling shareholders before the offering, the number of shares of Common Stock to be offered by the selling shareholders, the number of shares owned by the selling shareholders after the offering, and the percentage of shares of Common Stock owned after the offering.

                              Number of
                              Shares Of                       Number Of
                              Common Stock    Number Of       Shares Owned
                              Owned Before    Shares To Be    After Offering
Name                          Offering (1)    Offered (2)


Thomas J. Vessels                 361,500 (3)         190,000   12,000 (4)

Tina H. Vessels                   361,500 (3)         153,500   12,000 (4)

Dr. Ilene N. Brody                      2,000           2,000       0

James M. Donovan                        8,000           8,000       0

CharterWest Capital LLC                36,000          36,000       0

Mary W. Vessels                        29,000          29,000       0

Sergio D. Lagunes                      10,900          10,900       0

Paul Felipe Lagunes                     3,700           3,700       0

Annette V. Lagunes                     10,900          10,900       0

Donald Ogilvy Watson                   10,000          10,000       0

Sergio T. Lagunes                       4,000           4,000       0

Klein Partners, Ltd.                   24,000          24,000       0

G.H. Neher                              7,000           7,000       0

Christopher L. Phillips                20,000          20,000       0


Robert James and Ardis James          220,000         220,000       0
Foundation

G.H. Land Company, LLC                  5,000           5,000       0

CNA Trust Corporation                  14,000          14,000       0
Custodian for Joseph Bartlett
IRA A/C# 1060008005

Vassilios & Lynne Sirpolaidis          20,000          20,000       0

Minor's Trust Evan Thomas           2,000 (5)           2,000       0
Vessels

Minor's Trust Anthony Roger         2,000 (5)           2,000       0
Vessels

Minor's Trust Thomas Eugene         2,000 (5)           2,000       0
Vessels

Paul Felipe Lagunes                     2,000           2,000       0

Annette Lagunes Sanchez                 2,000           2,000       0

Roberto Sanchez Cortina                 2,000           2,000       0

Annette Lagunes Sanchez as              2,000           2,000       0
Custodian for Nicolas Thralls
Sanchez Lagunes under the
Colorado Uniform Transfers to
Minors Act

Annette Lagunes Sanchez as              2,000           2,000       0

Sanchez under the Colorados
Uniform Transfers to Minors
Act

Sergio Thomas Lagunes                   2,000           2,000       0

    TOTAL SHARES OFFERED                              786,000

(1) Because the Warrants and Options held by the selling shareholders currently are exercisable, the shares issuable upon the exercise of the Warrants and Options are considered beneficially owned by the selling shareholders. The number of shares underlying the Warrants and Options held by each selling shareholder are included in the column entitled "Number of Shares of Common Stock Owned Before Offering". The Warrants may be exercised for $1.375 per share until October 16, 2003 and the Options may be exercised for $1.375 per share until October 16, 2001.

(2) The number of shares of Common Stock to be sold assumes that the selling shareholders exercise all their Warrants and Options and elect to sell all the shares of Common Stock received upon the exercise of the Warrants and Options and all the shares of Common Stock received in the Private Placement.

(3) Figures include the following: 76,750 shares held by each of Thomas J. Vessels, who is a director of the Company, and Tina H. Vessels, his wife; an additional 2,000 shares held by Thomas J. Vessels; 1,000 shares held in trust for the benefit of each of the Vessels' three minor children; warrants, held by each of Thomas J. Vessels and Tina H. Vessels, to purchase 76,750 shares; additional warrants and options, held by Thomas J. Vessels, to purchase an aggregate of 46,500 shares; and warrants, held in trust for the benefit of each of the Vessels' three minor children to purchase 1,000 shares. All of the warrants and options currently are exercisable. The shares, warrants and options held by Thomas J. Vessels and Tina H. Vessels are included twice in the table _ they are listed as being held beneficially by both Thomas J. Vessels and Tina H. Vessels. The shares and warrants held in trust for the benefit of each of the Vessels' minor children are included three times in the table _ they are listed as being held beneficially by Thomas J. Vessels, Tina H. Vessels, and in trust for each of the Vessels' three minor children, respectively.

(4) Figures include 2,000 shares held by Thomas J. Vessels, a director of the Company, and currently exercisable options held by Mr. Vessels to purchase 10,000 shares. Tina H. Vessels is the wife of Thomas J. Vessels. The shares and options are listed twice in the table _ they are listed as being beneficially owned by both Thomas J. Vessels and Tina H. Vessels.

(5) Figures include shares and warrants held in trust for each of the three minor children of Thomas J. Vessels, who is a director of the Company, and Tina H. Vessels, his wife. The shares and warrants held in trust for the benefit of each of the Vessels' minor children are included three times in the table _ they are listed as being held beneficially by Thomas J. Vessels, Tina H. Vessels, and in trust for each of the Vessels' three minor children, respectively.

                                 LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as counsel for the Company in connection with this Offering, including the validity of the issuance of the securities offered hereby. Attorneys employed by that law firm beneficially own 31,000 shares of the Company's Common Stock, and 31,000 Common Stock Purchase Warrants that were purchased in the Company's December 1996 public offering.

                                    EXPERTS

     The consolidated financial statements of Double Eagle Petroleum And Mining Co. appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998 have been audited by Lovelett, Hargens & Skogen, P.C., formerly known as Hocker, Lovelett, Hargens & Skogen, P.C., independent auditors, as set forth in their report included therein and incorporated herein by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.

                 SECURITIES AND EXCHANGE COMMISSION POSITION ON
                            CERTAIN INDEMNIFICATION

     The Wyoming Business Corporation Act (the "WBCA") provides for mandatory indemnification of directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are wholly successful, on the merits or otherwise, in defense of the proceeding. The WBCA also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Company's articles of incorporation provide that directors and officers shall be indemnified for reasonable expenses or liability incurred in connection with any proceeding to which they are made a party by reason of their status as a director or officer except if they are adjudged to be liable for fraud or misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities And Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
                             CAUTIONARY STATEMENTS

     This prospectus and the documents incorporated into this prospectus by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding the Company's financial position, business strategy, plans and objectives of management of the Company for future operations and capital expenditures are forward-looking statements. Although the Company believes that the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this prospectus, including the "RISK FACTORS" section, and in the documents incorporated into this prospectus. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                        AVAILABLE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement on Form S-3, along with any amendments, are referred to in this prospectus as the "Registration Statement". This Prospectus does not contain all the information set forth in the Registration Statement and exhibits to the Registration Statement, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the Registration Statement and to the exhibits and schedules filed with the Registration Statement. In each instance where a statement contained in this Prospectus regards the contents of any contract or other document filed as an exhibit to the Registration Statement, reference is made to the copy of that contract or other document filed as an exhibit to the Registration Statement, and those statements are qualified in all respects by this reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Commission in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov. The Commission's World Wide Web site contains reports,
------------------
proxy and information statements, and other information regarding issuers that file electronically with the Commission. Information about the operation of the Commission's public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that previously were, or are required in the future to be, filed with the SEC (File No. 0-6529) pursuant to the Exchange Act are incorporated into this prospectus by reference:

(i)  the Company's Annual Report on Form 10-KSB for the year ended August 31,
     1998;

(ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended November 30, 1998, February 28, 1999, and May 31, 1999.

(iii)the description of the Company's common stock contained in the Company's registration statement on Form 10 as filed with the Commission on September 11, 1972;

(iv) the Company's Proxy Statement dated December 14, 1998 concerning the Company's Annual Meeting of Shareholders held on January 20, 1999; and

(v) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.

     Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or replaced by a statement contained in this prospectus or in any other subsequently filed document that also is, or is deeemed to be, incorporated by reference into this prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this prospectus. The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to Stephen H. Hollis, President, Double Eagle Petroleum And Mining Co., 777 Overland Trail (P.O. Box 766), Casper, Wyoming 82602, telephone (307) 237-9330.










                                               DOUBLE EAGLE PETROLEUM
                                                   AND MINING CO.

                                           786,000 Shares of Common Stock



                                               ________________________

                                                 SELLING SHAREHOLDER
                                                      PROSPECTUS
                                               ________________________
         TABLE OF CONTENTS           Page
                                     ----

PROSPECTUS SUMMARY                      2
RISK FACTORS                            4
OFFERING BY SELLING SHAREHOLDERS        6
LEGAL MATTERS                           8
EXPERTS                                 8
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON
  CERTAIN INDEMNIFICATION               8         ___________, 1999
DISCLOSURE REGARDING FORWARD
  LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS                 9
AVAILABLE INFORMATION                   9
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE                         10

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution
-----------------------------------------------------
          The following is an itemiation of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The Selling Security Holders will not pay any of the following expenses.

     Registration Fee                                                 $     391
     Nasdaq SmallCap Stock Market Additional Listing Fee              $   7,860
     Printing Expenses*                                               $   1,000
     Accounting Fees and Expenses*                                    $     250
     Legal Fees and Expenses*                                         $   6,000
     Blue Sky Fees and Expenses*                                      $     500
     Registrar and Transfer Agent Fee*                                $     500
     Miscellaneous*                                                   $     499
                                                                      ---------
          Total                                                       $  17,000
                                                                      =========
* Estimated

Item 15.  Indemnification Of Directors And Officers.
---------------------------------------------------


     Sections 17-16-852 and 17-16-856 of the Wyoming Business Corporation Act (the "Wyoming Act") provide for mandatory indemnification by a corporation of reasonable expenses incurred by a director or officer in connection with any proceeding brought by reason of his position as a director or officer, so long as he was wholly successful, on the merits or otherwise, in defense of the proceeding.

     In addition, under Section 17-16-851 of the Wyoming Act, a corporation may indemnify a director who is party to a proceeding because of his status as a director if "(i) He conducted himself in good faith; and (ii) He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) In the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful; or (iv) He, engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v) [under which a corporation may include provisions in its articles permitting further indemnification of directors]."

     Under Section 17-16-856 of the Wyoming Act, an officer may indemnified to the same extent as directors. If an officer is not also a director, the corporation may further indemnify him except for (i) liability in actions brought by or in the right of the corporation, other than for reasonable expenses incurred therein, or (ii) liability arising out of conduct that constitutes receipt of an improper personal benefit to which he is not entitled, intentional infliction of harm on the corporation or the shareholders, or intentional violation of criminal law. If an officer also is a director but the proceeding was brought solely on the basis of his status as an officer, he also may be indemnified as provided in this paragraph.

     The Company's articles of incorporation provide that directors and officers shall be indemnified for reasonable expenses or liability incurred in connection with any proceeding to which they are made a party by reason of their status as a director or officer except if they are adjudged to be liable for fraud or misconduct.

     The provisions of Section 17-18-101 and the following sections of the Wyoming Act, which sections are referred to as the "Wyoming Management Stability Act", could have the effect of delaying, deferring or preventing change in control of the Company or the removal of existing management, and as a result could prevent the stockholders of the Company from being paid a premium for their shares of Common Stock.

Item 16.  Exhibits.
------------------
4.1(a)    Specimen Common Stock Certificate. Incorporated by reference from
          Exhibit 4.1(a) of the Registrant's Registration Statement on Form SB-2 filed on October 11, 1996, SEC Registration No. 333-14011.

4.1(b) Form of Stock Warrant Agreement. Incorporated by reference from Exhibit C to Schedule 13D filed with the SEC by Thomas J. Vessels and Tina H. Vessels on December 8, 1998.

4.1(c) Stock Option Agreement dated October 16, 1998 between the Company and Thomas J. Vessels. Incorporated by reference from Exhibit F to
          Schedule 13D filed with the SEC by Thomas J. Vessels and Tina H. Vessels on December 8, 1998.

5         Opinion of Patton Boggs LLP regarding legality.

23.1      Consent of Lovelett, Hargens & Skogen, P.C.

23.2 Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5).

Item 17.  Undertakings.
----------------------

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities And Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Casper, State of Wyoming, on the 19th day of July 1999.

                              DOUBLE EAGLE PETROLEUM AND MINING CO.



                              By:  /s/ Stephen H. Hollis
                                 ------------------------------------------
                                     Stephen H. Hollis, President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the Registration Statement appearing below, hereby constitute and appoint Stephen H. Hollis, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

        Signature                      Title                       Date
        ---------                      -----                       ----



 /s/ Stephen H. Hollis     Chairman Of The Board, Chief   July 19, 1999
----------------------
Stephen H. Hollis          Executive Officer, President,
                           Treasurer, and Director
                           (Principal Executive Officer
                           and Principal Financial and
                           Accounting Officer)



 /s/ Ken M. Daraie         Director                       July 19, 1999
------------------
Ken M. Daraie



 /s/ Thomas J. Vessels     Director                       July 29, 1999
----------------------
Thomas J. Vessels

                                 EXHIBIT INDEX
    (Attached To And Made A Part Of This Registration Statement On Form S-3
        For Double Eagle Petroleum And Mining Co. Dated August 16, 1999)

     The following is a complete list of Exhibits filed as part of this Registration Statement:

Number    Description
------    -----------

4.1(a)    Specimen Common Stock Certificate. Incorporated by reference from
          Exhibit 4.1(a) of the Registrant's Registration Statement on Form SB-2 filed on October 11, 1996, SEC Registration No. 333-14011.

4.1(b) Form of Stock Warrant Agreement. Incorporated by reference from Exhibit C to Schedule 13D filed with the SEC by Thomas J. Vessels and Tina H. Vessels on December 8, 1998.

4.1(c) Stock Option Agreement dated October 16, 1998 between the Company and Thomas J. Vessels. Incorporated by reference from Exhibit F to
          Schedule 13D filed with the SEC by Thomas J. Vessels and Tina H. Vessels on December 8, 1998.

5         Opinion of Patton Boggs LLP regarding legality.

23.1      Consent of Lovelett, Hargens & Skogen, P.C.

23.2 Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5).

                                August 16, 1999


Double Eagle Petroleum And Mining Co.
777 Overland Trail (P.O. Box 766)
Casper, Wyoming 82601
Gentlemen and Ladies:

     We have acted as counsel for Double Eagle Petroleum And Mining Co. (the "Company") in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of: (1) 374,750 shares of the Company's $.10 par value common stock (the "Common Stock"); (2) 374,750 shares of Common Stock to be issued upon the exercise of warrants to purchase Common Stock (the "Warrants"); and (3) 36,500 shares of Common Stock to be issued upon the exercise of options to purchase Common Stock (the "Options").

     We have examined the Company's Articles Of Incorporation, as amended, its Bylaws, as amended, and the record of its corporate proceedings with respect to the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained therein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the 374,750 shares of Common Stock whose transfer is being registered by the Company will be, if and when sold and delivered as described in the Company's Registration Statement on Form S-3 (the "Registration Statement"), legally issued, fully paid and nonassessable shares of the Company's Common Stock. It is our further opinion Warrants and,the 36,500 sharesmof CommontStockitoube issuedxuponsexercise of the Options, whose transfer also is being registered in the Registration Statement, also will be legally issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering and to the filing of this opinion as an exhibit to the Company's Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

                              Very truly yours,

                              /s/ Patton Boggs LLP

                              PATTON BOGGS LLP

                        Lovelett, Hargens & Skogen, P.C.
                          Certified Public Accountants

                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference into this Registration Statement of Double Eagle Petroleum And Mining Co. (the "Company") on Form S-3 of our report dated October 22, 1998 relating to the Company's financial statements included in its Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998.

     We also consent to the reference to us under the heading "Experts" in this Registration Statement.

LOVELETT, HARGENS & SKOGEN, P.C.

/s/ Lovelett, Hargens & Skogen, P.C.

Casper Wyoming
August 16, 1999